EXHIBIT (99)

                           CLARK EQUIPMENT COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN MILLIONS)
                                                              Nine Months
                                                                1994
Earnings Before Tax:

Clark - From Continuing Consolidated Operations                  $ 64.5

Clark's 50 Percent Share of VME (Net of Clark Goodwill
Amortization and Other VME Related Expenses)                       66.7

Total Pre-Tax Earnings (1)                                       $131.2

Fixed Charges:

Clark:
Interest Expense                                                 $ 15.2
Interest Portion of Rent Expense                                    1.3

Clark's Share of VME:
Interest Expense                                                    7.5
Interest Portion of Rent Expense                                    2.1

Total Fixed Charges (2)                                          $ 26.1

Earnings from Continuing Operations before Taxes
and Fixed Charges (1 Plus 2)                                     $157.3

Ratio of Earnings to Fixed Charges                                 6.02
                                                                 ======

Note:

Earnings to fixed charges have been determined based on continuing operations and have been computed by dividing earnings before income taxes and fixed charges by fixed charges. Earnings before income tax include the pre-tax income from Clark's consolidated continuing operations and Clark's 50 percent share of VME's pre-tax income, net of Clark goodwill amortization related to its VME investment, and other expenses directly related to VME. Fixed charges include interest expense relating to Clark's consolidated continuing operations and Clark's 50 percent share of VME's interest. Fixed charges also include one-third of Clark rentals for consolidated continuing operations and Clark's 50 percent share of one-third of the VME rentals. The Company believes that one-third of such rentals constitutes a representative interest factor. Capitalized interest has been excluded from fixed charges as it is immaterial.











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